Exhibit 99.(a)
Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets

	June 30,	December 31,	June 30,
(in thousands, except number of shares)	2006	2005	2005
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$876,121	$966,445	$976,432
Federal funds sold and securities purchased under resale agreements	365,592	74,331	121,310
Interest bearing deposits in banks	37,576	22,391	22,758
Trading account securities	113,376	8,619	328,715
Loans held for sale	298,871	294,344	395,053
Investment securities	5,124,682	4,526,520	3,849,955
Loans and leases:
Commercial and industrial loans	7,473,158	6,809,208	6,206,393
Commercial real estate loans	4,558,610	4,036,171	4,518,875
Automobile loans	2,059,836	1,985,304	2,045,771
Automobile leases	2,042,215	2,289,015	2,458,432
Home equity loans	4,888,958	4,638,841	4,683,577
Residential mortgage loans	4,739,814	4,193,139	4,152,203
Other consumer loans	591,990	520,488	501,897

Total loans and leases	26,354,581	24,472,166	24,567,148
Allowance for loan and lease losses	(287,517)	(268,347)	(254,784)

Net loans and leases	26,067,064	24,203,819	24,312,364

Operating lease assets	131,943	229,077	353,678
Bank owned life insurance	1,070,909	1,001,542	983,302
Premises and equipment	365,763	360,677	356,697
Goodwill	571,697	212,530	212,200
Other intangible assets	64,141	4,956	5,376
Accrued income and other assets	1,178,042	859,554	1,071,134

Total assets	$36,265,777	$32,764,805	$32,988,974

Liabilities and shareholders’ equity Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$3,530,828	$3,390,044	$3,221,352
Interest bearing	20,585,420	18,548,943	18,677,408
Deposits in foreign offices	476,684	470,688	431,816

Total deposits	24,592,932	22,409,675	22,330,576
Short-term borrowings	2,125,932	1,889,260	1,266,535
Federal Home Loan Bank advances	1,271,678	1,155,647	903,864
Other long-term debt	2,716,784	2,418,419	3,034,154
Subordinated notes	1,255,278	1,023,371	1,046,283
Allowance for unfunded loan commitments and letters of credit	38,914	36,957	37,511
Deferred income tax liability	615,543	743,655	784,504
Accrued expenses and other liabilities	709,560	530,320	954,772

Total liabilities	33,326,621	30,207,304	30,358,199

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 237,361,333; 224,106,172 and 230,842,020 shares, respectively	2,552,094	2,491,326	2,487,981
Less 20,504,922; 33,760,083 and 27,024,235 treasury shares respectively.	(457,758)	(693,576)	(526,814)
Accumulated other comprehensive loss	(44,091)	(22,093)	(720)
Retained earnings	888,911	781,844	670,328

Total shareholders’ equity	2,939,156	2,557,501	2,630,775

Total liabilities and shareholders’ equity	$36,265,777	$32,764,805	$32,988,974

     See notes to unaudited condensed consolidated financial statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005

Interest and fee income
Loans and leases
Taxable	$445,924	$352,341	$845,270	$677,936
Tax-exempt	520	383	1,029	695
Investment securities
Taxable	60,517	37,355	112,960	75,590
Tax-exempt	5,894	4,341	11,606	8,648
Other	9,048	7,906	15,825	15,562

Total interest income	521,903	402,326	986,690	778,431

Interest expense	173,032	104,559	321,346	193,727
Deposits
Short-term borrowings	20,969	7,086	35,634	11,914
Federal Home Loan Bank advances	17,077	8,663	31,565	17,346
Subordinated notes and other long-term debt	48,630	40,118	92,270	78,346

Total interest expense	259,708	160,426	480,815	301,333

Net interest income	262,195	241,900	505,875	477,098
Provision for credit losses	15,745	12,895	35,285	32,769

Net interest income after provision for credit losses	246,450	229,005	470,590	444,329

Operating lease income	14,851	38,097	34,241	84,829
Service charges on deposit accounts	47,225	41,516	88,447	80,934
Trust services	22,676	19,113	43,954	37,309
Brokerage and insurance income	14,345	13,544	29,538	26,570
Bank owned life insurance income	10,604	10,139	20,846	20,243
Other service charges and fees	13,072	11,252	24,581	21,411
Mortgage banking income	20,355	(2,376)	38,187	9,685
Securities gains (losses), net	(35)	(343)	(55)	614
Gains on sales of automobile loans	532	254	980	254
Other income	19,394	24,974	41,834	42,371

Total non-interest income	163,019	156,170	322,553	324,220

Operating lease expense	10,804	28,879	25,411	66,827
Personnel costs	137,904	124,090	269,461	248,071
Net occupancy	17,927	17,257	35,893	36,499
Outside data processing and other services	19,569	18,113	39,420	36,883
Equipment	18,009	15,637	34,512	31,500
Professional services	6,292	9,347	11,657	18,806
Marketing	10,374	6,934	17,675	12,770
Telecommunications	4,990	4,801	9,815	9,683
Printing and supplies	3,764	3,293	6,838	6,387
Amortization of intangibles	2,992	204	4,067	408
Other expense	19,734	19,581	36,025	38,579

Total non-interest expense	252,359	248,136	490,774	506,413

Income before income taxes	157,110	137,039	302,369	262,136
Provision for income taxes	45,506	30,614	86,309	59,192

Net income	$111,604	$106,425	$216,060	$202,944

Average common shares — basic	241,729	232,217	236,349	232,021
Average common shares — diluted	244,538	235,671	239,451	235,362

Per common share
Net income — basic	$0.46	$0.46	$0.91	$0.87
Net income — diluted	0.46	0.45	0.90	0.86
Cash dividends declared	0.250	0.215	0.500	0.415
     See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Changes in Shareholders’ Equity

					Accumulated
					Other
	Common Stock		Treasury Shares		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Total

Six Months Ended June 30, 2005 (Unaudited):
Balance, beginning of period	257,866	$2,484,204	(26,261)	$(499,259)	$(10,903)	$563,596	$2,537,638
Comprehensive Income:
Net income						202,944	202,944
Unrealized net gains on investment securities arising during the period, net of reclassification of net realized gains					5,248		5,248
Unrealized gains on cash flow hedging derivatives					4,935		4,935

Total comprehensive income							213,127

Cash dividends declared ($0.415 per share)						(96,212)	(96,212)
Treasury shares purchased			(1,818)	(44,178)			(44,178)
Stock options exercised		1,882	852	16,159			18,041
Other		1,895	203	464			2,359

Balance, end of period (Unaudited)	257,866	$2,487,981	(27,024)	$(526,814)	$(720)	$670,328	$2,630,775

Six Months Ended June 30, 2006 (Unaudited):
Balance, beginning of period	257,866	$2,491,326	(33,760)	$(693,576)	$(22,093)	$781,844	$2,557,501
Comprehensive Income:
Net income						216,060	216,060
Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521						12,110	12,110
Unrealized net losses on investment securities arising during the period, net of reclassification of net realized gains					(35,707)		(35,707)
Unrealized gains on cash flow hedging derivatives					13,709		13,709

Total comprehensive income							206,172

Cash dividends declared ($0.50 per share)						(121,103)	(121,103)
Shares issued pursuant to acquisition		53,366	25,350	522,390			575,756
Stock based compensation expense		8,547					8,547
Treasury shares purchased			(12,931)	(303,943)			(303,943)
Stock options exercised, net of related tax effects		(1,196)	880	18,445			17,249
Other		51	(44)	(1,074)			(1,023)

Balance, end of period (Unaudited)	257,866	$2,552,094	(20,505)	$(457,758)	$(44,091)	$888,911	$2,939,156

See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(in thousands of dollars)	2006	2005

Operating activities
Net income	$216,060	$202,944
Adjustments to reconcile net income to net cash provided by operating activites:
Provision for credit losses	35,285	32,769
Depreciation on operating lease assets	23,666	61,263
Amortization of mortgage servicing rights	—	9,948
Other depreciation and amortization	37,679	39,153
Mortgage servicing rights impairment charges	—	6,471
Mortgage servicing rights valuation adjustment	(10,669)	—
Stock-based compensation expense	8,547	—
Deferred income tax (benefit) expense	(123,830)	4,305
Increase in trading account securities	(27,290)	(19,085)
Originations of loans held for sale	(1,318,453)	(1,065,372)
Principal payments on and proceeds from loans held for sale	1,313,926	893,788
Losses (gains) on sales of investment securities	55	(614)
Gains on sales/securitizations of loans	(980)	(254)
Increase of cash surrender value of bank owned life insurance	(20,846)	(20,243)
Increase (decrease) in payable to investors in sold loans	4,498	(134,561)
Other, net	(235,146)	(113,052)

Net cash used for operating activities	(97,498)	(102,540)

Investing activities
Increase in interest bearing deposits in banks	(12,089)	(360)
Net cash received for acquisition	66,507	—
Proceeds from:
Maturities and calls of investment securities	241,871	207,874
Sales of investment securities	376,263	1,476,685
Purchases of investment securities	(1,024,048)	(1,273,933)
Net loan and lease originations, excluding sales	(246,265)	(1,056,834)
Purchases of equipment for operating lease assets	(10,934)	(8,353)
Proceeds from sale of operating lease assets	82,139	174,427
Proceeds from sale of premises and equipment	4,100	989
Purchases of premises and equipment	(12,645)	(28,500)
Proceeds from sales of other real estate	6,767	41,899

Net cash used for investing activities	(528,334)	(466,106)

Financing activities
Increase in deposits	495,827	1,562,607
Increase in short-term borrowings	157,532	59,302
Proceeds from issuance of subordinated notes	250,000	—
Proceeds from Federal Home Loan Bank advances	2,162,050	557,789
Maturity of Federal Home Loan Bank advances	(2,148,969)	(925,013)
Proceeds from issuance of long-term debt	935,000	—
Maturity of long-term debt	(635,549)	(975,000)
Tax benefits in excess of recognized compensation cost for share-based payments	668	—
Dividends paid on common stock	(103,096)	(92,520)
Repurchases of common stock	(303,943)	(44,178)
Net proceeds from issuance of common stock	17,249	18,041

Net cash provided by financing activities	826,769	161,028

Change in cash and cash equivalents	200,937	(407,618)
Cash and cash equivalents at beginning of period	1,040,776	1,505,360

Cash and cash equivalents at end of period	$1,241,713	$1,097,742

Supplemental disclosures:
Income taxes paid	$194,505	$95,611
Interest paid	463,979	279,823
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	46,884	39,613
Stock issued for purchase acquisition	575,756	—
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 — Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC or Commission) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2005 Annual Report on Form 10-K (2005 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
     Certain amounts in the prior-year’s financial statements have been reclassified to conform to the 2006 presentation.
     For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
Note 2 — New Accounting Pronouncements
Financial Accounting Standards Board (FASB) Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) — Statement No. 123R was issued in December 2004, requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement No. 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement No.123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Statement No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. Effective January 1, 2006, Huntington has adopted Statement No. 123R. The impact of adoption to Huntington’s results of operations is presented in Note 10.
FASB Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154) — In May 2005, the FASB issued Statement No. 154, which replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.
FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140 (Statement No. 155) — On February 16, 2006, the FASB issued Statement No. 155, which amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. Statement No. 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in Derivative Instrument Group Issue D1, Recognition and Measurement of Derivatives: Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets. Statement No. 155 amends Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125 (Statement No. 140), to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. Statement No. 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption allowed. Huntington adopted Statement No. 155 effective January 1, 2006, with no impact to reported financial results.

FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (Statement No. 156) — In March 2006, the FASB issued Statement No. 156, an amendment of Statement No. 140. This Statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits Huntington to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. The statement is effective for fiscal years beginning after September 15, 2006, and allows early adoption as of the beginning of a fiscal year for which the entity has not previously issued interim financial statements. Huntington elected to adopt the provisions of Statement No. 156 for mortgage servicing rights effective January 1, 2006, and has recorded mortgage servicing right assets using the fair value provision of the standard. The adoption of Statement No. 156 resulted in an $18.6 million increase in the carrying value of mortgage servicing right assets as of January 1, 2006. The cumulative effect of this change was $12.1 million, net of taxes, which is reflected as an increase in retained earnings in the Condensed Consolidated Statement of Shareholders’ Equity. (See Note 5.)
FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. The Company will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of this interpretation is for periods beginning after December 15, 2006. The cumulative effect of applying the provisions of this Interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. Huntington is currently evaluating the impact this Interpretation will have on its consolidated financial statements.
Proposed FASB amendment to FAS 132, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R — In March 2006, the FASB issued an Exposure Draft, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Exposure Draft would amend the FASB Statements No. 87, 88, 106 and 132R. The intent of the Exposure Draft is to require an employer to recognize in its statement of financial position the overfunded or underfunded status of its defined benefit plans and to recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and prior service costs and credits that arise during the period. A final statement is expected in the third quarter of 2006. The Company is reviewing the Exposure Draft and evaluating the impact on its consolidated financial statements. Management estimates that, based on the carrying value of its net pension asset at December 31, 2005, the proposed standard would result in a write-down of its pension asset by $155.7 million pre-tax, which would decrease other comprehensive income by $101.2 million in the period that the standard is adopted.
Note 3 — Formal Regulatory Supervisory Agreements
     On March 1, 2005, Huntington announced that it had entered into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), and The Huntington National Bank (Bank) had entered into a formal written agreement with the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreements called for independent third-party reviews, as well as the submission of written plans and progress reports by Management and would remain in effect until terminated by the banking regulators.
     On October 6, 2005, Huntington announced that the OCC had lifted its formal written agreement with the Bank dated February 28, 2005, and that the FRBC written agreement remained in effect. Huntington was verbally advised that it was in full compliance with the financial holding company and financial subsidiary requirements under the Gramm-Leach-Bliley Act (GLB Act). This notification reflected that Huntington and the Bank met both the “well-capitalized” and “well-managed” criteria under the GLB Act.
     On May 10, 2006, Huntington announced that the FRBC notified Huntington’s board of directors that Huntington had satisfied the provisions of the written agreement dated February 28, 2005, and that the FRBC, under delegated authority of the Board of Governors of the Federal Reserve System, had terminated the written agreement.

Note 4 — Business Combination
     On March 1, 2006, Huntington completed its merger with Canton, Ohio-based Unizan Financial Corp. (Unizan). Unizan operated 42 banking offices in five metropolitan markets in Ohio: Canton, Columbus, Dayton, Newark, and Zanesville.
     Under the terms of the merger agreement announced January 27, 2004, and amended November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, received 1.1424 shares of Huntington common stock for each share of Unizan. The assets and liabilities of the acquired entity were recorded on the Company’s balance sheet at their fair values as of the acquisition date. Unizan’s results of operations have been included in the Company’s consolidated statement of income since the acquisition date.
     The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands)	March 1, 2006

Purchase price	$575,793
Carrying value of net assets acquired	(194,996)

Excess of purchase price over carrying value of net assets acquired	380,797

Purchase accounting adjustments:
Loans and leases	17,466
Premises and equipment	421
Accrued income and other assets	257
Deposits	748
Subordinated notes	2,845
Deferred federal income tax liability	11,838
Accrued expenses and other liabilities	8,047

Goodwill and other intangible assets	422,419
Less other intangible assets:
Core deposit intangible	(45,000)
Other identifiable intangible assets	(18,252)

Other intangible assets	(63,252)

Goodwill	$359,167

     Of the $63.3 million of acquired intangible assets, $45.0 million was assigned to core deposit intangible, and $18.3 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles have useful lives ranging from 10 to 15 years.
     Goodwill resulting from the transaction totaled $359.2 million and was assigned to Regional Banking and the Private Financial and Capital Markets Group in the amount of $341.2 million and $18.0 million, respectively.

     The following table summarizes the estimated fair value of the net assets acquired on March 1, 2006 related to the acquisition of Unizan:

(in thousands)	March 1, 2006

Assets
Cash and due from banks	$66,544
Interest bearing deposits in banks	3,096
Investment securities	300,416
Loans and leases	1,665,006
Allowance for loan and lease losses	(22,187)

Net loans and leases	1,642,819

Bank owned life insurance	48,521
Premises and equipment	20,980
Goodwill	359,167
Other intangible assets	63,252
Accrued income and other assets	22,012

Total assets	2,526,807

Liabilities
Deposits	1,696,124
Short-term borrowings	79,140
Federal Home Loan Bank advances	102,950
Subordinated notes	23,464
Deferred federal income tax liability	11,838
Accrued expenses and other liabilities	37,498

Total liabilities	1,951,014

Purchase price	$575,793

     Huntington’s consolidated financial statements include the results of operations of Unizan only since March 1, 2006, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Unizan acquisition had occurred at the beginning of 2006 and 2005.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Net interest income	$262,195	$259,317	$517,487	$511,932
Provision for credit losses	(15,745)	(14,561)	(36,395)	(36,101)

Net interest income after provision for credit losses	246,450	244,756	481,092	475,831

Non-interest income	163,019	163,347	327,337	338,574
Non-interest expense	(252,359)	(266,091)	(502,620)	(542,323)

Income before income taxes	157,110	142,012	305,809	272,082
Provision for income taxes	(45,506)	(32,029)	(88,306)	(62,021)

Net income	$111,604	$109,983	$217,503	$210,061

Net income per common share
Basic	$0.46	$0.43	$0.89	$0.82
Diluted	0.46	0.42	0.88	0.81

Average common shares outstanding
Basic	241,729	257,451	244,799	257,255
Diluted	244,538	261,032	247,901	260,723
     The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangibles and post-merger acquisition related charges. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities but does not assume any incremental share repurchases. The pro forma results presented do not reflect cost savings, or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
Note 5 — Goodwill and Other Intangible Assets
     Changes to the carrying amount of goodwill by line of business for the six months ended June 30, 2006, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands)	Banking	Sales	PFCMG	Other	Consolidated

Balance, January 1, 2006	$199,970	$—	$12,560	$—	$212,530
Goodwill acquired during the period	341,200	—	17,967	—	359,167
Impairment losses recognized	—	—	—	—	—

Balance, June 30, 2006	$541,170	$—	$30,527	$—	$571,697

     As further described in Note 4, goodwill acquired during 2006 was a result of the completion of the merger with Unizan. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is evaluated for impairment on an annual basis at September 30th of each year.
     At June 30, 2006, Huntington’s other intangible assets consisted of the following:

	June 30, 2006
	Gross	Accumulated	Net
(in thousands)	Carrying Amount	Amortization	Carrying Value
Other intangible assets:
Leasehold purchased	$23,655	$(19,224)	$4,431
Core deposit intangible	45,000	(3,010)	41,990
Borrower relationship	6,570	(182)	6,388
Trust customers	11,430	(327)	11,103
Other	382	(153)	229

Total other intangible assets	$87,037	$(22,896)	$64,141

     Amortization expense of other intangible assets for the three months ended June 30, 2006, and 2005, was $3 million and $0.2 million, respectively. Amortization expense of other intangible assets for the six months ended June 30, 2006 and 2005 was $4.0 million and $0.4 million, respectively.
     The estimated amortization expense of other intangible assets for the next five annual fiscal years are as follows:

Amortization
Fiscal year:	Expense

2007	9,815
2008	8,653
2009	7,748
2010	6,949
2011	6,229
Note 6 — Loan Sales and Securitizations
Automobile loans
     Huntington sold $218.4 million and $53.4 million of automobile loans in the second quarter of 2006 and 2005, resulting in pre-tax gains of $0.5 million and $0.3 million, respectively. For the six-month periods ended June 30, 2006 and 2005, sales of automobile loans totaled $388.2 million and $53.4 million, resulting in pre-tax gains of $1.0 million and $0.3 million, respectively.

     Huntington adopted Statement No. 156 as of January 1, 2006. Automobile loan servicing rights are acccounted for under the amortization provision of that statement. A servicing asset is established at an initial carrying value based on the relative fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.
     Changes in the carrying value of automobile loan servicing rights for the three months and six months ended June 30, 2006 and 2005, and the fair value at the end of each period were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
Carrying value, beginning of period	$9,610	$17,046	$10,805	$20,286
New servicing assets	1,364	332	2,362	332
Amortization	(1,989)	(3,050)	(4,182)	(6,290)
Impairment charges	—	(66)	—	(66)

Carrying value, end of period	$8,985	$14,262	$8,985	$14,262

Fair value, end of period	$10,486	$14,842	$10,486	$14,842

     Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees from 0.55% to 1.00% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $3.4 million and $2.6 million for the three months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, 2006 and 2005, servicing income was $6.8 million and $5.0 million, respectively.
     During the second quarter of 2006, Huntington transferred $1.2 billion automobile loans and leases to a trust in a securitization transaction. The securitization did not qualify for sale accounting under Statement No. 140 and, therefore, is accounted for as a secured financing.
Residential Mortgage Loans
     A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Effective January 1, 2006, the Company early adopted Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006, with an adjustment to retained earnings.
     At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in servicing income, which is reflected in non-interest income in the consolidated income statement.
     The following table is a summary of the changes in MSR fair value during the three months and six months ended June 30, 2006:

	Three Months Ended	Six Months Ended
	June 30,	June 30,
(in thousands)	2006	2006
Carrying value, beginning of period	$ N/A	$91,259
Cumulative effect in change in accounting principle	N/A	18,631

Fair value, beginning of period	123,257	109,890
New servicing assets created	7,434	13,211
Servicing assets acquired	565	2,474
Change in fair value during the period	4,988	10,669

Fair value, end of period	$136,244	$136,244

N/A, Not applicable

     MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
     A summary of key assumptions and the sensitivity of the MSR value at June 30, 2006 to changes in these assumptions follows:

		Decline in fair value
		due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change
Constant pre-payment rate	10.44%	$(5,252)	$(10,168)
Discount rate	9.39	(5,344)	(10,293)
     MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
     Prior to 2006, servicing rights were evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights was determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Temporary impairment was recognized in a valuation allowance against the mortgage servicing rights.
     Changes in the impairment allowance of mortgage servicing rights for the three and six months ended June 30, 2005, were as follows:

	Three Months Ended	Six Months Ended
	June 30,	June 30,
(in thousands)	2005	2005
Balance, beginning of period	$(1,015)	$(4,775)
Impairment charges	(10,231)	(11,411)
Impairment recovery	—	4,940

Balance, end of period	$(11,246)	$(11,246)

     Below is a summary of servicing fee income earned during the three and six months ended June 30, 2006.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
Servicing fees	$5,996	$5,464	$11,920	$10,858
Late fees	551	504	1,161	1,009
Ancillary fees	88	171	341	297

Total fee income	$6,635	$6,139	$13,422	$12,164

Note 6 — Investment Securities
     Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years and over 10 years) of investment securities at June 30, 2006, December 31, 2005, and June 30, 2005:

	June 30, 2006		December 31, 2005		June 30, 2005
	Amortized		Amortized		Amortized
(in thousands)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury
Under 1 year	$699	$704	$—	$—	$—	$—
1-5 years	21,924	21,083	23,446	22,893	23,949	23,821
6-10 years	504	522	753	782	248	267
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	23,127	22,309	24,199	23,675	24,197	24,088

Federal agencies
Mortgage backed securities
Under 1 year	350	347	—	—	—	—
1-5 years	32,033	30,619	31,058	30,047	15,221	15,010
6-10 years	549	519	—	—	19,775	19,568
Over 10 years	1,252,384	1,194,850	1,278,540	1,248,975	1,118,023	1,108,410

Total mortgage-backed Federal agencies	1,285,316	1,226,335	1,309,598	1,279,022	1,153,019	1,142,988

Other agencies
Under 1 year	45,000	44,284	—	—	—	—
1-5 years	249,604	237,742	296,945	286,754	410,298	403,883
6-10 years	50,000	45,922	52,440	49,712	198,210	193,763
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	344,604	327,948	349,385	336,466	608,508	597,646

Total Federal agencies	1,629,920	1,554,283	1,658,983	1,615,488	1,761,527	1,740,634

Municipal securities
Under 1 year	42	42	65	65	65	65
1-5 years	103	103	145	145	166	165
6-10 years	154,360	150,215	144,415	143,597	102,460	103,599
Over 10 years	430,118	421,243	400,156	401,043	393,905	402,053

Total municipal securities	584,623	571,603	544,781	544,850	496,596	505,882

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	749,019	731,031	402,959	393,569	424,521	420,103

Total private label CMO	749,019	731,031	402,959	393,569	424,521	420,103

Asset backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	30,000	30,000	31,663	31,659	34,625	34,636
6-10 years	—	—	—	—	—	—
Over 10 years	1,949,008	1,948,538	1,757,031	1,757,121	1,011,868	1,015,621

Total asset backed securities	1,979,008	1,978,538	1,788,694	1,788,780	1,046,493	1,050,257

Other
Under 1 year	1,900	1,900	1,700	1,700	1,200	1,200
1-5 years	8,795	8,780	10,997	11,051	12,109	12,382
6-10 years	1,050	985	2,062	2,063	1,555	1,573
Over 10 years	44	43	44	43	87,657	87,939
Non-marketable equity securities	146,957	146,957	89,661	89,661	—	—
Marketable equity securities	108,025	108,253	55,058	55,640	5,657	5,897

Total other	266,771	266,918	159,522	160,158	108,178	108,991

Total investment securities	$5,232,468	$5,124,682	$4,579,138	$4,526,520	$3,861,512	$3,849,955

Duration in years (1)		3.0		2.8		3.0

(1)	The average duration assumes a market driven pre-payment rate on securities subject to pre-payment.

     Based upon its assessment, Management does not believe any individual unrealized loss at June 30, 2006, represents an other-than-temporary impairment. In addition, Huntington has the ability to hold these securities for a time necessary, including to maturity, to recover the amortized cost. There were no securities classified as held to maturity at June 30, 2006.
     Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt, and marketable equity securities.
Note 8 — Other Comprehensive Income
     The components of Huntington’s other comprehensive income in the three and six months ended June 30, 2006 and 2005, were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2006	2005	2006	2005
Unrealized gains and losses on investment securities arising during the period:
Unrealized net (losses) gains	$(26,652)	$39,881	$(55,223)	$8,716
Related tax benefit (expense)	9,616	(14,067)	19,480	(3,069)

Net	(17,036)	25,814	(35,743)	5,647

Reclassification adjustment for net losses (gains) from sales of investment securities realized during the period:
Realized net losses (gains)	35	343	55	(614)
Related tax (benefit) expense	(12)	(120)	(19)	215

Net	23	223	36	(399)

Total unrealized net (losses) gains on investment securities arising during the period, net of reclassification of net realized gains and losses	(17,013)	26,037	(35,707)	5,248

Unrealized gains (losses) on cash flow hedging derivatives arising during the period:
Unrealized net (losses) gains	6,702	(12,417)	21,091	7,592
Related tax benefit (expense)	(2,346)	4,346	(7,382)	(2,657)

Net	4,356	(8,071)	13,709	4,935

Total other comprehensive (loss) income	$(12,657)	$17,966	$(21,998)	$10,183

     Activity in accumulated other comprehensive income for the six months ended June 30, 2006 and 2005, was as follows:

	Unrealized gains
	and losses on	Unrealized gains on	Minimum
	investment	cash flow hedging	pension
(in thousands)	securities	derivatives	liability	Total

Balance, December 31, 2004	$(12,683)	$4,252	$(2,472)	$(10,903)
Period change	5,248	4,935	—	10,183

Balance, June 30, 2005	$(7,435)	$9,187	$(2,472)	$(720)

Balance, December 31, 2005	$(34,016)	$15,206	$(3,283)	$(22,093)
Period change	(35,707)	13,709	—	(21,998)

Balance, June 30, 2006	$(69,723)	$28,915	$(3,283)	$(44,091)

Note 9 — Earnings per Share
          Basic earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for dilutive stock options. The calculation of basic and diluted earnings per share for each of the three and six months ended June 30, 2006 and 2005, is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005

Net income	$111,604	$106,425	$216,060	$202,944

Average common shares outstanding	241,729	232,217	236,349	232,021
Dilutive potential common shares	2,809	3,454	3,102	3,341

Diluted average common shares outstanding	244,538	235,671	239,451	235,362

Earnings per share
Basic	$0.46	$0.46	$0.91	$0.87
Diluted	0.46	0.45	0.90	0.86
          The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Dilutive potential common shares include stock options and options held in deferred compensation plans. Dilutive potential common shares are computed based on the number of shares subject to options that have an exercise price less than the average market price of Huntington’s common stock for the period.
          Options to purchase 5.6 million and 2.6 million shares during both the three months and six months ended June 30, 2006 and 2005, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $25.68 and $26.96 per share and $25.67 and $26.92 for the three months and six months ended June 30, 2006 and 2005, respectively.
Note 10 — Stock-Based Compensation
          Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers, directors, and other employees at the market price on the date of the grant. Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 26.2 million options to purchase shares of common stock authorized for issuance under the plans at June 30, 2006, 20.5 million were outstanding and 5.7 million were available for future grants. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.
          On January 1, 2006, Huntington adopted the fair value recognition provisions of Statement No. 123R relating to its stock-based compensation plans. Prior to January 1, 2006, Huntington had accounted for stock-based compensation plans under the intrinsic value method promulgated by APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. In accordance with APB 25, compensation expense for employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.
          Under the modified prospective method of Statement No. 123R, compensation expense was recognized during the three and six months ended June 30, 2006, for all unvested stock options, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123 and for all stock based payments granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of Statement No. 123R. Stock-based compensation expense was recorded in personnel costs in the consolidated statements of income. Huntington’s financial results for the prior periods have not been restated.

          The following table presents the unfavorable impact of adoption of Statement 123R on Huntington’s income before income taxes, net income, and basic and diluted earnings per share for the three and six months ended June 30, 2006.

	Stock-based compensation expense
	Three Months Ended	Six Months Ended
(in tmillions, except per share amounts)	June 30, 2006	June 30, 2006
Income before income taxes	$(4.3)	$(8.5)

Net income	(2.8)	(5.6)

Earnings per share
Basic	$(0.01)	$(0.02)
Diluted	(0.01)	(0.02)
          Prior to the adoption of Statement 123R, Huntington presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. Statement 123R requires the cash flows from tax benefits resulting from tax deductions in excess of compensation costs recognized for those options (excess tax benefits) to be classified as financing cash flows. As a result, the benefits of tax deductions in excess of recognized compensation cost included in net financing cash flows for the six months ended June 30, 2006 was $0.7 million.
          Consistent with the valuation method used for the disclosure only provisions of Statement No. 123, Huntington uses the Black-Scholes option-pricing model to value stock-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Assumptions
Risk-free interest rate	4.61%	3.63%	4.58%	4.02%
Expected dividend yield	4.18	3.24	4.20	3.42
Expected volatility of Huntington’s common stock	22.2	26.3	22.2	26.3
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value	$4.20	$5.01	$4.23	$4.89
          The following pro forma disclosures for net income and earnings per diluted common share for the three and six months ended June 30, 2005, are presented as if Huntington had applied the fair value method of accounting of Statement No. 123 in measuring compensation costs for stock options.

	Three Months Ended	Three Months Ended
(in millions, except per share amounts)	June 30, 2005	June 30, 2005

Pro forma results
Net income, as reported	$106.4	$202.9
Pro forma expense, net of tax	(2.9)	(5.8)

Pro forma net income	$103.5	$197.1

Net income per common share:
Basic, as reported	$0.46	$0.87
Basic, pro forma	0.45	0.85
Diluted, as reported	0.45	0.86
Diluted, pro forma	0.44	0.84

     Huntington’s stock option activity and related information for the six months ended June 30, 2006, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2006	21,004	$21.11
Granted	58	23.82
Acquired (1)	655	16.56
Exercised	(882)	17.37
Forfeited/expired	(340)	22.70

Outstanding at June 30, 2006	20,495	$21.10	5.2	$62,471

Exercisable at June 30, 2006	12,882	$20.13	4.7	$52,845

(1)	Relates to option plans acquired from the merger with Unizan.
          The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during the six months ended June 30, 2006, was $5.9 million.
          Huntington issues shares to fulfill stock option exercises from available shares held in treasury. At June 30, 2006, the Company believes there are adequate shares in treasury to satisfy anticipated stock option exercises in 2006.
          The following table summarizes the status of Huntington’s nonvested options for the six months ended June 30, 2006:

		Weighted-
		Average
		Grant Date
(in thousands, except per share amounts)	Options	Fair Value

Nonvested at January 1, 2006	7,956	$5.53
Granted	58	4.23
Acquired (1)	19	4.61
Vested	(112)	5.35
Forfeited	(308)	5.51

Nonvested at June 30, 2006	7,613	$5.52

(1)	Relates to option plans acquired from the merger with Unizan.
          As of June 30, 2006, the total compensation cost related to nonvested awards not yet recognized was $21.7 million with a weighted-average expense recognition period of 2.2 years. The total fair value of options vested during the six months ended June 30, 2006, was $0.6 million.
          The following table presents additional information regarding options outstanding as of June 30, 2006.

(in thousands, except per share amounts)	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of		Contractual	Exercise		Exercise
Exercise Prices	Shares	Life (Years)	Price	Shares	Price

$9.91 to $15.00	773	5.1	$14.23	773	$14.23
$15.01 to $20.00	7,940	5.0	18.06	6,567	17.67
$20.01 to $25.00	9,516	5.9	22.74	3,294	21.58
$25.01 to $28.35	2,266	2.6	27.22	2,248	27.24

Total	20,495	5.2	$21.10	12,882	$20.13

Note 11 — Benefit Plans
          Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
          The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in thousands of dollars)	2006	2005	2006	2005

Service cost	$4,414	$3,547	$383	$353
Interest cost	5,539	4,754	565	778
Expected return on plan assets	(8,319)	(6,716)	—	—
Amortization of transition asset	—	(1)	276	276
Amortization of prior service cost	—	—	95	95
Settlements	1,000	750	—	—
Recognized net actuarial loss	4,377	2,672	(181)	—

Benefit expense	$7,011	$5,006	$1,138	$1,502

	Pension Benefits		Post Retirement Benefits
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands of dollars)	2006	2005	2006	2005

Service cost	$8,723	$7,092	$720	$706
Interest cost	11,078	9,507	1,130	1,556
Expected return on plan assets	(16,539)	(12,812)	—	—
Amortization of transition asset	—	(2)	552	552
Amortization of prior service cost	1	1	190	189
Settlements	2,000	1,500	—	—
Recognized net actuarial loss	8,754	5,345	(362)	—

Benefit expense	$14,017	$10,631	$2,230	$3,003

          There is no expected minimum contribution for 2006 to the Plan. Although not required, Huntington made a contribution to the Plan of $29.8 million in June 2006.
          Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $0.6 million and $0.5 million for the three-month periods ended June 30, 2006 and 2005, respectively. For the respective six-month periods, the cost was $1.3 million and $1.1 million.

          Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions dollar for dollar, up to the first 3% of base pay contributed to the plan. The match is 50 cents for each dollar on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $2.6 million and $2.4 million for the three months ended June 30, 2006 and 2005, respectively. For the respective six-month periods, the cost was $5.1 million and $4.9 million.
Note 12 — Commitments and Contingent Liabilities
Commitments to extend credit:
          In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at June 30, 2006, December 31, 2005, and June 30, 2005, were as follows:

	June 30,	December 31,	June 30,
(in millions)	2006	2005	2005

Contract amount represents credit risk
Commitments to extend credit
Commercial	$4,021	$3,316	$2,947
Consumer	3,595	3,046	2,983
Commercial real estate	1,764	1,567	1,480
Standby letters of credit	1,121	1,079	968
Commercial letters of credit	54	47	61
          Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
          Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $3.6 million, $4.0 million, and $3.2 million at June 30, 2006, December 31, 2005, and June 30, 2005, respectively.
          Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to sell loans:
          Huntington enters into forward contracts relating to its mortgage banking business. At June 30, 2006, December 31, 2005, and June 30, 2005, Huntington had commitments to sell residential real estate loans of $341.5 million, $348.3 million, and $534.3 million, respectively. These contracts mature in less than one year.
          During the 2005 second quarter, Huntington entered into a two-year agreement to sell a portion of its monthly automobile loan production at the cost of such loans, subject to certain limitations, provided the production meets certain pricing, asset quality, and volume parameters. At June 30, 2006, approximately $62.0 million of automobile loans related to this commitment were classified as held for sale.

Litigation:
          In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of Management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position.
Note 13 — Derivative Financial Instruments
          A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against market risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These derivative financial instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin. Derivatives are sold to meet customers’ financing needs. All derivatives are reflected at fair value in the consolidated balance sheet.
          Market risk, which is the possibility that economic value of net assets or net interest income will be adversely affected by changes in interest rates or other economic factors, is managed through the use of derivatives. Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contractual provisions.
          Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At June 30, 2006, December 31, 2005, and June 30, 2005, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $31.1 million, $26.2 million, and $26.5 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
Asset and Liability Management
          Derivatives that are used in asset and liability management are classified as fair value hedges or cash flow hedges and are required to meet specific criteria. To qualify as a hedge, the hedge relationship is designated and formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes identifying the item and risk being hedged, the derivative being used, and how the effectiveness of the hedge is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. Correlation is evaluated on a retrospective and prospective basis using quantitative measures. If a hedge relationship is found not to be effective, the derivative no longer qualifies as a hedge and any excess gains or losses attributable to ineffectiveness, as well as subsequent changes in its fair value, are recognized in other income.
          For fair value hedges, deposits, short-term borrowings, and long-term debt are effectively converted to variable-rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract’s underlying notional amount. Forward contracts, used primarily in connection with mortgage banking activities, can be settled in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings.
          For cash flow hedges, the Company enters into interest rate swap contracts which require the payment of fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings, but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings.
          Derivatives used to manage interest rate risk at June 30, 2006, are shown in the table below:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(in thousands )	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$925,250	8.9	$(35,672)	5.12%	5.38%
Receive fixed — callable	665,000	6.7	(28,776)	4.46	5.10
Pay fixed — generic	490,000	3.3	6,468	5.18	5.04

Total liability conversion swaps	2,080,250	6.9	(57,980)	4.92%	5.21%

Liability caps
Pay fixed — forwards	300,000	N/A	3,165	N/A	N/A

Total swap portfolio	$2,380,250	6.9	$(54,815)	4.92%	5.21%

N/A, not applicable
          During the first quarter of 2006, Huntington terminated asset and liability conversion interest rate swaps with a total notional value of $2.5 billion. The terminations generated gross gains of $34.9 million and gross losses of $34.5 million, resulting in a net deferred gain of $0.4 million. The net gain is being amortized into interest income over the remainder of the original terms of the terminated swaps as follows: 2006: ($2.2 million), 2007: $2.2 million, 2008: ($1.4 million), 2009: $0.2 million, and 2010: $1.6 million.
          As is the case with cash securities, the fair value of interest rate swaps is largely a function of financial market expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. Management made no assumptions regarding future changes in interest rates with respect to the variable-rate information presented in the table above.
          The following table represents the gross notional value of derivatives used to manage interest rate risk at June 30, 2006, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the tables above and below should be viewed in the context of overall interest rate risk management activities to assess the impact on the net interest margin.

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total

Instruments associated with:
Deposits	$790,250	$400,000	$1,190,250
Federal Home Loan Bank advances	—	325,000	325,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	65,000	115,000

Total notional value at June 30, 2006	$1,590,250	$790,000	$2,380,250

          These derivative financial instruments were entered into for the purpose of mitigating the interest rate risk embedded in assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in a (decrease) increase to net interest income of $(0.8) million and $6.9 million, for the three months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, 2006 and 2005, the impact to net interest income was a (decrease) increase of $(0.2) million and $14.5 million, respectively.

Derivatives Used in Mortgage Banking Activities
          Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale. For derivatives that are used in hedging mortgage loans held for sale, ineffective hedge gains and losses are reflected in mortgage banking revenue in the income statement. Mortgage loan commitments and the related hedges are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities as of June 30, 2006 and 2005:

	At June 30,
(in thousands)	2006	2005

Derivative assets:
Interest rate lock agreements	$232	$1,333
Forward trades and options	3,029	243

Total derivative assets	3,261	1,576

Derivative liabilities:
Interest rate lock agreements	(1,222)	(861)
Forward trades and options	(35)	(2,122)

Total derivative liabilities	(1,257)	(2,983)

Net derivative asset (liability)	$2,004	$(1,407)

Derivatives Used in Trading Activities
          Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk.
          Supplying these derivatives to customers results in fee income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $2.2 million and $2.0 million for the three months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, 2006 and 2005, total trading revenue for customer accommodation was $5.2 million and $3.7 million, respectively. The total notional value of derivative financial instruments used by Huntington on behalf of customers, for which the related interest rate risk is offset by third parties, was $4.6 billion, $4.2 billion, and $4.5 billion at June 30, 2006, December 31, 2005, and June 30, 2005. Huntington’s credit risk from interest rate swaps used for trading purposes was $64.4 million, $44.3 million, and $49.7 million at the same dates.
          In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.8 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.8 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

Note 14 — Shareholders’ Equity
Share Repurchase Program:
          On October 18, 2005, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2005 Repurchase Program). The repurchase program authorized in 2004, with 3.1 million shares remaining, was cancelled and replaced by the 2005 Repurchase Program.
          On April 20, 2006, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2005 Repurchase Program, with 5 million shares remaining, was canceled and replaced by the 2006 Repurchase Program. The Company expects to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.
          On May 24, 2006, Huntington repurchased 6.0 million shares of common stock from Bear Stearns under an accelerated share repurchase program. The accelerated share repurchase program enabled Huntington to purchase the shares immediately, while Bear Stearns may purchase shares in the market over a period of up to four months (the Repurchase Term). In connection with the repurchase of these shares, Huntington entered into a variable share forward sale agreement, which provides for a settlement, reflecting a price differential based on the adjusted volume-weighted average price as defined in the agreement with Bear Stearns. The variable share forward agreement may be settled in shares or in cash, at Huntington’s discretion. Any settlement will be reflected as an adjustment to treasury shares on Huntington’s balance sheet at the end of the Repurchase Term. Based on the adjusted volume-weighted average prices through June 30, 2006, the settlement of the variable share forward agreement is not expected to have a material impact to Huntington.
          Listed below is the share repurchase activity under the 2006 Repurchase Program for the three months ended June 30, 2006:

			Total Number of Shares	Maximum Number of
	Total Number	Average	Purchased as Part of	Shares that May Yet Be
	of Shares	Price Paid	Publicly Announced Plans	Purchased Under the
Period	Purchased	Per Share	or Programs(1)	Plans or Programs(1)

April 1, 2006 to April 30, 2006	—	$—	—	15,000,000
May 1, 2006 to May 31, 2006	8,100,000	23.53	8,100,000	6,900,000
June 1, 2006 to June 30, 2006	—	—	8,100,000	6,900,000

Total	8,100,000	$23.53	8,100,000	6,900,000

(1)	Information is as of the end of the period.

Note 15 — Segment Reporting
          Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
          The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and commercial customers located in eight operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 370 branches, over 1,000 ATMs, plus on-line and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 59% and 79% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Dealer Sales: This segment provides a variety of banking products and services to more than 3,500 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term operating or direct finance leases, finances the dealerships’ floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.
Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of the Company’s higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury / Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance.
Use of Operating Earnings to Measure Segment Performance
          Management uses earnings on an operating basis, rather than on a GAAP (reported) basis, to measure underlying performance trends for each business segment. Operating earnings represent reported earnings adjusted to exclude the impact of the significant items listed in the reconciliation table below. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities.
          Listed below is certain financial results by line of business. For the three months and six months ended June 30, 2006 and 2005, operating earnings were the same as reported earnings.

	Three Months Ended June 30,
Income Statements	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2006
Net interest income	$227,454	$34,803	$18,037	$(18,099)	$262,195
Provision for credit losses	(14,844)	949	(1,850)	—	(15,745)
Non-interest income	92,785	21,489	39,139	9,606	163,019
Non-interest expense	(175,524)	(27,936)	(37,464)	(11,435)	(252,359)
Income taxes	(45,455)	(10,257)	(6,252)	16,458	(45,506)

Operating / reported net income	$84,416	$19,048	$11,610	$(3,470)	$111,604

2005
Net interest income	$193,741	$36,890	$19,555	$(8,286)	$241,900
Provision for credit losses	(8,717)	(4,468)	290	—	(12,895)
Non-interest income	76,321	46,052	33,077	720	156,170
Non-interest expense	(147,488)	(47,905)	(32,801)	(19,942)	(248,136)
Income taxes	(39,850)	(10,699)	(7,042)	26,977	(30,614)

Operating / reported net income	$74,007	$19,870	$13,079	$(531)	$106,425

	Six Months Ended June 30,
Income Statements	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2006
Net interest income	$435,517	$69,651	$35,606	$(34,899)	$505,875
Provision for credit losses	(25,234)	(6,813)	(3,238)	—	(35,285)
Non-Interest income	170,594	48,465	80,033	23,461	322,553
Non-Interest expense	(318,225)	(59,294)	(68,175)	(45,080)	(490,774)
Income taxes	(91,928)	(18,203)	(15,479)	39,301	(86,309)

Operating / reported net income	$170,724	$33,806	$28,747	$(17,217)	$216,060

2005
Net interest income	$378,768	$74,799	$36,400	$(12,869)	$477,098
Provision for credit losses	(21,035)	(11,399)	(335)	—	(32,769)
Non-Interest income	147,520	99,195	65,128	12,377	324,220
Non-Interest expense	(297,711)	(104,582)	(66,250)	(37,870)	(506,413)
Income taxes	(72,640)	(20,304)	(12,230)	45,982	(59,192)

Operating / reported net income	$134,902	$37,709	$22,713	$7,620	$202,944

	Assets at			Deposits at
Balance Sheets	June 30,	December 31,	June 30,	June 30,	December 31,	June 30,
(in millions of dollars)	2006	2005	2005	2006	2005	2005

Regional Banking	$21,035	$18,851	$18,785	$19,839	$17,957	$17,627
Dealer Sales	5,417	5,612	6,021	61	65	68
PFCMG	2,179	2,010	2,009	1,218	1,180	1,176
Treasury / Other	7,635	6,292	6,174	3,475	3,208	3,460

Total	$36,266	$32,765	$32,989	$24,593	$22,410	$22,331